Exhibit 10.43
CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE MARKED [***].

MATERIALS SUPPLIER AGREEMENT

BETWEEN

INSULET CORPORATION

AND

SANMINA CORPORATION

INSULET CORPORATION – SANMINA CORPORATION
MATERIALS SUPPLIER AGREEMENT

TABLE OF CONTENTS

1. General
2. Term of Agreement
3. Products; Supply Commitment
4. Prices
5. Shipping
6. Order Procedures; Delivery Schedules; Zones; Stocking Hub; Invoices
7. Supply Chain Profiles
8. Insulet Responsibility for Obsolete and Aged Items of
Components and Materials
9. Fill Rate
10. Quality; Acceptance; Test Data; Failure Analysis
11. Performance Measurement; Quality Performance Scorecard
12. Reserved
13. Information for Regulatory Filings
14. Disaster Recovery
15. Termination of Agreement; Cancellations for Convenience
16. Termination of Agreement; Cancellation of Scheduled Deliveries
for Cause
17. Warranty
18. Field Performance; Quality Upgrades and Corrections
19. Implementation; Indemnification; Limitation of Liability
20. Insurance
21. Proprietary Information; Intellectual Property
22. Short Supply/End of Life Components, Materials, Software and Firmware
23. Accurate Documentation
24. Force Majeure Event
25. Compliance with Laws
26. Assignment
27. Severability
28. Notices
29. Choice of Laws; Attorneys’ Fees
30. Miscellaneous
31. Exhibits
32. Clauses Incorporated by Reference

EXHIBIT A – Products and Prices
EXHIBIT B – Flexibility Table
EXHIBIT C – Supply Chain Profile Requirements
EXHIBIT D – Quality Agreement
EXHIBIT E – Performance Measurements

INSULET CORPORATION – SANMINA CORPORATION
MATERIALS SUPPLIER AGREEMENT

SUPPLIER: SANMINA CORPORATION INSULET CORPORATION

140 Abby Road 600 Technology Park Drive, Suite 200
Manchester, NH 03103 Billerica, MA 01821

Tel: 408-964-3500 Tel: 978-600-7000

EFFECTIVE DATE: October 11, 2018

INITIAL CONTRACT TERM: PAYMENT TERMS: net 30 days
Three (3) Years from Effective Date from date of invoice, subject to continuing credit approval.

QUALITY AGREEMENT:
Attached as Exhibit D
________________________________________________________________________

THIS MATERIALS SUPPLIER AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date indicated above, (the “Effective Date”) by and between Insulet Corporation, a Delaware corporation, on behalf of itself and its worldwide affiliates, having a principal place of business at 600 Technology Park Drive, Suite 200 Billerica, MA 01821 (“Insulet”), and Sanmina Corporation, a Delaware corporation and an Integrated Manufacturing Services Facility on behalf of itself and its worldwide affiliates, having a place of business at 140 Abby Road, Manchester, NH 03103, (the “Supplier”). Insulet and Supplier are referred to herein individually as a “Party” and collectively as the “Parties”.

For and in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.General; Credit Terms and Conditions.
a.This Agreement, together with documents and/or prior agreements expressly incorporated by reference is the entire agreement and will be the controlling document in business dealings between the Parties with respect to the Products (as defined in Section 3 below) manufactured and supplied hereunder. It supersedes all prior and contemporaneous agreements, purchase orders and acknowledgments between the Parties relating to such Products, except as expressly stated below. Purchase commitments for Products will be made only by means of Purchase Orders as defined in Section 6.a.ii. below. Insulet and Supplier preprinted terms and conditions on any future purchase order, invoice, acknowledgment or other standard form shall not apply unless expressly agreed to in the particular case by both Parties in writing.
b.Credit Limit. As of the Effective Date, Supplier has approved Insulet for a credit limit in the amount of [***] (the “Credit Limit”). Should the Credit Limit change at any time during the Term, which changes (if any) shall be made in accordance with this Section 1.b.), then the term “Credit Limit” shall be deemed to mean the newly established Credit Limit. Supplier may elect to increase the Credit Limit, at Supplier’s option, provided Insulet satisfies the requirements of Supplier’s Credit Department with respect to such increase. Supplier may request from Insulet on an annual basis, or more frequently if in

Supplier’s reasonable opinion there has been a material adverse impact on Insulet’s ability to meet its payment obligations hereunder, such additional financial updates as are reasonably necessary to maintain the Credit Limit (as the same may be adjusted from time to time). If there is a material negative change in Insulet’s financial condition based upon payment history and current Insulet financial information, as reasonably determined by Supplier in accordance with its financial and credit policies, then Supplier shall have the right to reduce the credit limit upon five (5) business days’ prior written notice to Insulet which notice shall include the reasons for the reduction in credit. No such notice shall be required by Supplier in the event that the material negative changes in Insulet’s financial condition involves its insolvency or bankruptcy other similar financial issues. Both Parties agree to use commercially reasonable good faith efforts to meet within three (3) business days following the written credit limit reduction notice to review Insulet’s credit limit and work, subject to Supplier’s financial and credit policies, in an effort to minimize the impact on expected shipments to Insulet. In the event Insulet exceeds the Credit Limit without Supplier’s prior approval, Supplier shall as soon as practicable reasonably notify Insulet and Insulet shall, within ten (10) days of such notice, remit to Supplier the amount of indebtedness necessary to bring Insulet’s outstanding indebtedness to Supplier within the Credit Limit. Should Insulet fail to make such payment, Supplier shall have the right to stop shipments of Product to Insulet and stop loading new Purchase Orders and Forecasts until Insulet makes a sufficient payment to bring its account within the Credit Limit or the Parties otherwise mutually agree to alternative arrangements concerning credit.
c.Intentionally omitted.
d.Any subsidiary or affiliate of Insulet shall have the right to purchase Products under this Agreement by providing written notice to Supplier of such subsidiary or affiliate’s intention to purchase Products hereunder in advance of issuing any Purchase Orders. Supplier agrees, and each such subsidiary or affiliate who places orders under this Agreement agrees (by the act of placing such orders), that all terms and conditions of the Agreement shall apply to such orders and resulting purchases as if the name of the subsidiary or affiliate was substituted for the term “Insulet” wherever it appears in this Agreement. Supplier will bill each Insulet subsidiary and affiliate separately for all products provided to such subsidiary or affiliate. Notwithstanding the foregoing, Insulet hereby guarantees the obligations of each of its subsidiaries or affiliates and any other company that places Purchase Orders or Forecasts pursuant to this Agreement, and agrees to be jointly liable for such obligations.
e.Also, at Insulet’s option and written direction, Supplier will allow Insulet’s designated “Higher Level Supplier(s)” to purchase Products under the terms of this Agreement, solely for the purpose of incorporating those Products into products that the Higher Level Supplier produces for Insulet. In such event, Supplier shall sell the Products to such Higher Level Supplier(s), subject to Supplier’s reasonable credit approval of the Higher Level Supplier(s) and subject to such Higher Level Suppliers(s) written agreement to be bound by Supplier’s reasonable terms of sale; provided that such terms of sale are consistent with the terms contained herein. The pricing for such sales shall be the pricing provided herein. The Higher Level Supplier(s) shall be solely responsible for payment for Products, and for other payments provided herein based on the Delivery Schedule, the Flexibility Schedule and the Supply Chain Profiles, all as detailed below, on the same basis that Insulet would be responsible if Insulet were providing the Delivery Schedule. However, all matters with respect to Products sold to the Higher Level Suppliers (including, but not limited to, timeliness of deliveries and compliance with the Quality Agreement) shall be handled directly between Supplier and Insulet under the terms of this Agreement.

2.Term of Agreement. The initial term of this Agreement shall commence upon the Effective Date and shall be for the period identified above as “Initial Contract Term”, unless earlier terminated pursuant to Section 16 herein. Upon the expiration of the Initial Contract Term, the term of this Agreement shall automatically extend for additional one (1) year terms until the earlier of: (a) termination of this Agreement by (i) Insulet upon at least one hundred eighty (180) days prior written notice to Supplier or (ii) Supplier upon at least twelve (12) months prior written notice to Insulet; or (b) replacement of this Agreement by another written agreement of the Parties. The Initial Contract Term together with any extensions as provided by this Section 2 is referred to in this Agreement as the “Term”.
3.Products; Supply Commitment.
a.Products. This Agreement covers purchases of products listed on Exhibit A attached hereto and incorporated herein by reference or added to Exhibit A as provided below (collectively, “Products”). Each Product is defined by reference to an Insulet drawing (a “Drawing”). Drawings are referenced by part number and revision level and may include and/or reference: specifications, test instructions, quality instructions, manufacturing instructions, assembly instructions and a bill of materials (including approved vendors) provided to Supplier by Insulet and upon which Supplier’s Product price is based. Each Drawing and all documents referenced therein, as well as all revisions to Drawings made in accordance with this Section 3, are referred to in this Agreement as the “Specifications” for the Products covered by the Drawing.
b.Additional Products. From time to time, the Parties may mutually agree to add Products to this Agreement by executing an amended Exhibit A. However, in the absence of an amended Exhibit A, if Supplier issues a written price quotation to Insulet (whether in response to a Drawing submitted by Insulet, as part of a pricing event contemplated by this Section 3 or Sections 4.a. or 4.b., or as part of a new product proposal by Supplier), and Insulet places order(s) for such product, then such product shall automatically be deemed added to Exhibit A at the price quoted and shall be deemed a Product under this Agreement.
c.Changes to Specifications. Drawings may be revised from time to time as mutually agreed in writing between the Parties (either by execution of an amended Exhibit A that references the new revision level or other writings of the Parties). Supplier shall not unreasonably withhold approval to Drawings or Specifications changes proposed in writing by Insulet (each change an “Engineering Change” or “EC”). Supplier will use commercially reasonable efforts to evaluate the feasibility of the EC requested by Insulet within five (5) business days of receipt and respond to Insulet in writing with the potential impact of the EC on current on-hand or on-order raw material and component (“Components”) inventory, work-in-progress Products (“WIP”), finished goods Products, and/or the Delivery Schedule. In addition to the written response provided above, Supplier will use commercially reasonable efforts to respond to Insulet within ten (10) business days with a written evaluation of the EC including: (i) engineering time to implement the EC, (ii) the cost to modify any tools used in connection with the manufacturing the Product or test fixtures or similar non-recurring expenses, (iii) the quantity of Obsolete Items (as defined in Section 8 below) Supplier has on hand and/or on order with its suppliers related to the EC, (iv) the cost to rework WIP (if applicable) and any impacts to Product price resulting from the EC, (v) the expected effect on the Delivery Schedule (as defined in Section 6.a.i.) to include (if applicable) the effect on all in-process work (e.g., re-workable, repairable, etc.), (vi) any changes to Supply Chain Profiles (as defined in Section 7), and (vii) the manner in which the EC will be implemented by Supplier. Supplier will not proceed to implement the EC until Insulet has approved the charges and Supplier actions described in the Supplier evaluation that is provided to Insulet.

d.Manufacturing and Delivery Commitment. For the Term of this Agreement, Supplier commits to supply to Insulet, in accordance with the terms and conditions hereof, such quantities of the Products listed on Exhibit A (including those added as provided above) as Insulet may choose to order under the terms of this Agreement and which Supplier has agreed to supply in accordance with the terms hereof. Insulet shall provide Supplier with (i) an initial ninety (90) day firm Purchase Order and (ii) a forecast for Product requirements (in monthly buckets) for an additional nine (9) months (“Forecast”). Except as may be expressly set forth in the Flexibility Table, there is no minimum quantity purchase requirements under this Agreement. All Purchase Orders shall be binding and may be rescheduled only in accordance with the Flexibility Table set forth in Exhibit B, or cancelled upon payment of (1) the purchase price of the Product (if the cancellation is made within thirty (30) days of the scheduled delivery date) or (2) the amounts set forth in Section 8.e. – Insulet Component Liability (if cancellation is made outside of such 30-day period). Supplier shall make purchase commitments (including purchase commitments for Long Lead-time Components) to its component suppliers (“Vendors”) based upon the Purchase Order and Forecast, and Insulet shall be responsible for all such Components purchased in support of Insulet’s then-current Forecast; provided, however, Supplier agrees to use prudent material management practices with due consideration given to manufacturing and Component lead-time for ordering of materials. No economic purchases of Components shall be performed without Supplier’s prior notice to Insulet and prior written approval of Insulet. For all other purposes, however, the Forecast shall be non-binding. “Long Lead-time Components” shall mean any Components whose lead-time exceeds the cancellation window of 30 days before the delivery date of the Product.
Insulet reserves the right to purchase the Products or similar items from other suppliers. If Supplier fails to deliver the total quantity of Products ordered by Insulet in any Purchase Order (as defined in Section 6.a.ii.) by the date of delivery specified therein for causes solely attributed to Supplier, or third parties under Supplier’s reasonable control, then, at Insulet’s option, Insulet may elect to (x) purchase replacement Product from another supplier if Supplier is unable to remedy the delivery quantify shortfall within five (5) days after notice from Insulet, or (y) have the remaining portion of the order of Product shipped by air freight at Supplier’s sole cost and expense. For the avoidance of doubt Supplier shall not be responsible for delays in delivery caused by Insulet, third parties not under Supplier’s reasonable control or a Force Majeure Event (as set forth in Section 24 of this Agreement). [***]

4.Prices.
a.General. Initial prices shall be determined in accordance with the Supplier Proposal attached hereto as Exhibit A and incorporated herein by reference as the same may be amended or revised by mutual written agreement of the Parties (including those for Products added to Exhibit A as provided in Section 3 above). All prices are stated in U.S. Dollars. Except as set forth below, prices shall remain firm for the first six (6) months of the Initial Contract Term and then will be adjusted semi-annually (e.g. two times per year) or on some other frequency as mutually agreed by the Parties in order to reflect (i) component pricing based on market conditions for raw materials, current forecast and any localization activities, (ii) reductions for Cost Savings as defined in Section 4.b. below (iii) Engineering Changes pursuant to Section 3 (each, a “Pricing Review Event”) and (iv) material changes in projected purchase volume. The Purchase Price shall include all costs for manufacturing the Product with the exception of packaging. Prices also specifically exclude (1) export licensing of the Product and the payment of brokers’ fees, duties, tariffs and other similar charges and (2) setup, tooling, or non-recurring engineering activities. Prices are based on (i) the configuration set forth in the Specifications and (ii) the projected volumes, minimum run rates, the projected inventory turns as provided in Exhibit A and other assumptions expressly set forth in Sanmina’s in Exhibit A.
b.Cost Reduction. Supplier hereby agrees to use commercially reasonable efforts to continually improve and to determine areas wherein cost savings can be realized and passed on to Insulet through productivity improvements and cost savings (“Cost Savings”). Such Cost Savings shall be reflected as a reduction of prices set forth in Exhibit A. Supplier hereby agrees to target savings of [***] percent ([***]%) annually during the term of this Agreement (“Productivity Savings Goal”); provided, that Insulet will review and approve any recommended productivity change requested by Supplier as soon as practicable after submission of such change; provided, further, in each case, that such requested change does not otherwise adversely impact the quality of the Products. If Supplier identifies savings that do not adversely impact quality procedures or requirements set forth in this Agreement, and Insulet does not approve or take advantage of such savings, then Supplier will have satisfied the applicable savings target (or portion thereof).
c.Process Improvements. In the event Supplier implements any operational excellence or other process improvements at Insulet’s suggestion and under Insulet’s guidance, Supplier shall pass the percentage the savings set forth below attributable to such improvement, after Supplier recoups costs and expenses specifically and actually incurred by Supplier as a result of the development and implementation of such improvements (if any), along to Insulet and such savings shall not be included in the Productivity Savings Goal set forth above.
For the first twelve (12) month period of the Term, Supplier shall pass along to Insulet     [***]% of the process improvement savings described above.
For any time after the initial twelve (12) month period of the Term, Supplier shall pass along to Insulet [***]% of the process improvement savings described above.

d.Taxes, Tariffs and Similar Charges. Except to the extent that Insulet’s purchase of the Products is exempt from such taxes, tariffs or similar charges as evidenced by a written certification of exemption provided by Insulet, Insulet shall bear all applicable tariffs and similar charges as well as sales, use, excise, value added (VAT) or similar federal, state, municipal and other taxes payable with respect to the sale by Supplier to Insulet of the Products as finished goods and any property taxes assessable on the Products after delivery to Insulet. If Supplier is required to collect and remit any such taxes, then Supplier shall add such taxes, tariffs or similar charges to the invoice for sale of the Products, and Supplier agrees to remit such taxes as collected to the proper taxing authorities. With respect to the medical device excise tax pursuant to IRC §4191 (“MDET”), Supplier hereby acknowledges and agrees that for purposes of this Agreement, Insulet shall be deemed the holder of the regulatory filing with respect to all applicable products and is therefore deemed the manufacturer of such products. Furthermore, Insulet shall be deemed the responsible payor with respect to MDET and Supplier hereby acknowledges and agrees that it shall not remit or make any payments with respect thereto. To the extent that Supplier does remit or make payment for MDET, Supplier acknowledges and agrees that Insulet will not reimburse Supplier for any portion of such payments. Supplier shall be responsible for payment of any taxes relating to the Products or production thereof that are not based on the income of Supplier (rather than on the transfer of the Products). Each Party hereby indemnifies the other Party for any government claims or fines, other than the amount of any tax owed by such Party and not paid to the other Party, against such Party due to the other Party’s failure to remit or pay to applicable taxing authorities any taxes or similar charges that are the responsibility of the other Party to pay or remit, including any taxes collected from such Party for remittance by the other Party. In the event Insulet is required to withhold taxes from amounts paid to Supplier hereunder and remit such taxes to a taxing authority, Supplier expressly authorizes Insulet to do so.

e.Pricing will be subject to each Party’s right to revise the price of Products set forth on Exhibit A to account for any changes in the exchange rate that exceed +/- [***]% between the currency in which such pricing is calculated and the currency in which Supplier pays for its labor, overhead and component used in the manufacture of Products, which changes must be reasonably documented and verified. On the 15th of the third month of any calendar quarter prior to the quarter of application, the exchange rates to be applied to the following quarter’s costs (for those costs denominated in currencies different from the currency in which the Price is denominated) will be the spot rates published by the Wall Street Journal reflecting the previous day’s closing rates. Neither party will be entitled to a true-up, re-valuation, or adjustment for Products purchased prior to the price adjustment contemplated under this Section 4.e.
5.Shipping.
a.Shipping Terms. Unless otherwise expressly agreed upon in writing, shipping shall be “Ex Works” Supplier’s manufacturing facility (Incoterms 2010), shipments will be limited to twice per week from Manchester, NH to Acton, MA. If applicable, Supplier shall obtain, at Insulet’s expense, all export licenses and shall carry out all customs formalities related to the export of the goods. Insulet agrees to provide Supplier, within ten (10) days of request, with each of the following in order to enable Supplier to fulfill its responsibility for export formalities: (i) export control classification numbers and harmonized tariff schedule information for Insulet’s assemblies and sub-assemblies; (ii) information sufficient to allow Supplier to clear shipments under laws and regulations pertaining to restricted parties and/or prohibited countries; and (iii) other information in Insulet’s possession that Supplier reasonably requests to assist in fulfilling Supplier’s export clearance responsibilities. Insulet shall obtain, at Insulet’s expense, all import licenses and shall pay all import customs duties and fees, as well as carrying out all custom formalities and shall be the importer of record, unless otherwise indicated on Exhibit A. Title and risk of loss for the Products shall transfer upon delivery to carrier at Supplier’s manufacturing facility.
b.Anti-Terrorism Measures. Supplier agrees to designate, (and in the event Insulet designates, then Insulet agrees to designate) only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.
6.Order Procedures; Delivery Schedules; Zones; Stocking Hub; Invoices.
a.Order Procedures.
i.Rolling Forecast / Delivery Schedule. Unless an alternative procedure is mutually agreed in writing between the Parties, Insulet shall provide Supplier with a rolling forecast and delivery schedule for Products to be purchased under this Agreement covering at least a twelve (12) month period. Unless otherwise set forth in Exhibit A, the first three (3) months of firm Purchase Orders will include specific delivery dates; the remainder of the forecast/schedule will identify monthly quantities. The forecast/schedule described in this subsection (i) is called the “Delivery Schedule”. The Delivery Schedule will be updated at least once every month and will be subject to the change provisions set forth in Section 6(b) below. Within the Delivery Schedule, each quantity that Insulet indicates for a particular delivery date or time period (e.g., a time period where quantities are shown only on a monthly basis) is known as a “Scheduled Delivery”.
ii.Order Methods. Insulet may place orders under this Agreement for quantities and delivery dates or time periods by giving Supplier prior written notice consistent with the agreed to lead time for the applicable Product as set forth in the applicable Exhibit; provided, that if no such lead time is identified, at least sixty (60) days prior written notice. These orders may be in the form of the Delivery Schedule described in Section 6.a.i. above or standard purchase order documents (which may be “standalone” purchase orders or “blanket purchase orders” with quantities scheduled by “releases”) or other written means mutually arranged by the Parties (each a “Purchase Order” and collectively the “Purchase Orders”). Regardless of the means by which Insulet informs Supplier of quantities and delivery dates, each quantity that Insulet indicates for a particular delivery date or time period is known as a “Scheduled Delivery”.
b.Delivery Schedules; Updates; Procedure; Changes. Supplier agrees to supply Scheduled Deliveries that Insulet submits in accordance with Section 6.a. above, as increased or decreased by Insulet within the permitted changes allowed under the Flexibility Table referenced in Section 6.c. below without any expedited cost or expense; provided, however, that any Scheduled Deliveries may also be cancelled by Insulet in accordance with Section 15 below (Cancellation for Convenience), including the financial responsibility provisions in such Section 15, or cancelled by an applicable Party for cause as provided in Section 16 below (Cancellations for Cause, including the financial responsibility provisions in such Section 16); and provided, further, that if the Parties mutually agree to changes for Scheduled Deliveries that are beyond the scope of the changes permitted in the Flexibility Table, then Supplier shall supply those revised Scheduled Deliveries.
c.Zones. At any particular time, each Scheduled Delivery (or forecasted quantity) is considered to fall into one of a number of zones as shown in the “Flexibility Table” attached hereto as Exhibit B and incorporated herein by reference (each a “Zone” and collectively the “Zones”), depending on how much calendar time remains until the date of that Scheduled Delivery (or forecasted quantity). For any Scheduled Delivery, Insulet may (i) increase or decrease the quantity of Products or (ii) reschedule the quantity of Products and their shipment dates in accordance with the Flexibility Table. In the event that Insulet cancels quantities outside the Frozen Zone beyond the amounts of allowable quantity decreases in the Scheduled Delivery Change Table), such cancellations will be subject to the provisions of Section 15 below (Insulet Cancellation for Convenience), including the financial responsibility provisions in such Section 15, or the provisions of Section 16 below (Cancellations for Cause), including the financial responsibility provisions in such Section 16.
d.Supplier Response to Purchase Orders and Delivery Schedules. Whenever Insulet submits Delivery Schedule information, whether by means of a Purchase Order, change order, purchase order “release” or revised Delivery Schedule, Supplier agrees to respond to Insulet (by fax, email or equivalent written media) within five (5) business days after receipt. The response should confirm receipt of the Purchase Order, change order, release or revised Delivery Schedule and inform Insulet if Supplier objects to any part of that submission as being contrary to the requirements of this Section 6. With respect to the information submitted per this Section 6.d., if Supplier does not object to the Delivery Schedule information within those five (5) business days, then all portions of the Delivery Schedule will be deemed to comply with the requirements of Section 6.

e.Invoices. Invoices for purchases will be issued to and payable by the Insulet business unit, affiliate or subsidiary that placed the order for the purchases and shall include reference to the applicable Insulet Purchase Order number. Similarly, any applicable cancellation charges under Sections 15 or 16 below or materials or components charges under Section 8 below will be payable by the Insulet business unit, affiliate or subsidiary that cancelled the order or for whom the materials or components were acquired. Insulet shall pay all undisputed invoice amounts in U.S. dollars within thirty (30) from the date of Supplier’s invoice, provided that Supplier issues all invoices to Insulet as soon as is commercially practicable. Any pricing or quantity discrepancies must be brought to Supplier's attention within fifteen (15) days after receiving an invoice. Unless otherwise stated, payment shall be made in U.S. Dollars. In the event Insulet has any outstanding invoice beyond the payment term which is not the subject of a good faith dispute, Insulet will be given two (2) business days notification prior to any stop shipments occurring.
7.Supply Chain Profiles. Supplier shall prepare supply chain profiles providing the categories of information indicated in Exhibit C which is attached hereto and incorporated herein by reference (each, a “Supply Chain Profile” and collectively, the “Supply Chain Profiles”) for all materials and components used to produce the Products.
Supplier will provide the Supply Chain Profiles to Insulet by close of business on the first (1st) Friday of each calendar quarter. The Supply Chain Profiles will state the specific information set forth in Exhibit C, by material or component type, per bill of material, for each Product. During the Parties’ review of the Supply Chain Profiles, Supplier shall communicate (a) Insulet’s total potential financial responsibility, by material or component type, calculated in accordance with Section 8 below, (b) known supply chain risks and an analysis and mitigation plan, and (c) any localization, alternate sourcing or value engineering opportunities. Other than as set forth in Section 15 (Cancellation for Convenience) and Section 16 (Cancellation for Cause), Insulet shall be financially responsible for materials or components in accordance with the mutually agreed-upon Supply Chain Profiles and in accordance with Section 8 below.
8.Insulet Responsibility for Obsolete and Excess Inventory of Component and Materials.
a.Definitions:
i.“Delivered Cost” shall mean Supplier’s quoted cost of Components as stated on the bill of materials, plus a materials margin equal to [***].
ii.“Excess Components” means (a) the Components that Supplier has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section) based on Insulet’s then-current Forecast or Orders, but for which Insulet has no demand in the ninety (90) day period following the generation of the excess report and which Supplier cannot immediately and reasonably divert to other customers or uses, restock to the vendor, or sell at no loss, and/or (b) Component inventory that is in excess of the quantity required to maintain the agreed to inventory turns per Exhibit A.
iii.“Obsolete Components” means: the quantity of Components that Supplier has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section) based on Insulet’s then-current Forecast or Order, but which Supplier no longer requires as a result of (i) Insulet’s announcement or notification that the Product into which such Component is incorporated has reached its end of life or (ii) a change in the Specification (as defined in Section 3.a.) the Product into which the Component is incorporated as a result of an Engineering Change Notice or otherwise, and which Supplier cannot immediately and reasonably divert to other customers or uses, restock to the vendor, or sell at no loss.
b.Component Ordering Practices. Insulet expects that Supplier will order sufficient materials and Components to meet Insulet’s requirements under this Agreement (at all times using prudent materials management practices) including, without limitation, all Scheduled Deliveries that Insulet submits in accordance with Section 6.a. above, as increased or decreased by Insulet within the permitted changes allowed under the

Flexibility Table referenced in Section 6.c. without any expedited cost or expense. Insulet recognizes that Supplier may need to order components and materials to cover future needs for production of Products based on the Delivery Schedule, the Flexibility Table, the minimum package quantities (“MPQs”), the volume pricing quantities (“VPQs”), and/or the lead times identified in the mutually agreed-upon Supply Chain Profile (per Section 7 above).
Section 8.c. and Section 8.d. of this Agreement set forth Insulet’s responsibility with respect to Excess Inventory and Obsolete Components.

c.Excess List; Mutually Agreed Excess; Offset Inventory Account; Obsolete List.
i.Within five (5) business days after receiving Insulet’s first Forecast or Order of the first month following the end of each calendar quarter (but no later than the fifteenth business day following the end of each of Supplier’s calendar quarters), Supplier shall advise Insulet in writing of any Excess Components and their Delivered Cost (the “Excess List”). Notwithstanding the foregoing, Supplier’s failure to timely provide the Excess List to Insulet shall not affect Insulet’s obligations for Excess Components hereunder but the Insulet response period shall not commence until after receipt of the Supplier Excess List.
ii.Within five (5) business days of receiving Supplier’s Excess List, Insulet shall advise Supplier of any Component on the Excess List that it believes is not excess, and the Parties shall work together in good faith to resolve any outstanding issues.
iii.Within two (2) business days of Insulet’s issuance of its response to the Excess List, Insulet and Supplier will agree on the disposition of the Excess List on a part number-by-part number basis (hereafter the “Mutually Agreed Excess”) and shall enter into transactions as defined below to settle the Mutually Agreed Excess.
iv.Within eight (8) business days of the Parties’ agreement on the Mutually Agreed Excess, Insulet will pay Supplier the amount equal to the Mutually Agreed Excess. Supplier will credit these funds to the Insulet’s “Offset Inventory Reserve Account” which has been established as a “contra-asset” to Insulet’s obligations under this Section.
v.The Parties shall use the processes set forth in Sections 8.c.i. through 8.c.iv above at the end of each calendar quarter to determine the “new” Mutually Agreed Excess for the end of each subsequent calendar quarter. The Parties will then compare the prior quarter’s Offset Inventory Reserve Account with the “new” Mutually Agreed Excess amount. If the new Mutually Agreed Excess is greater than the Offset Inventory Reserve Account, then Insulet shall, within ten (10) business days, pay the difference to Supplier, who shall credit the funds to the Offset Reserve Account. If the new Mutually Agreed Excess is less than the Offset Inventory Reserve Account, then Supplier shall, within ten (10) business days, refund the difference to Insulet.
vi.Excess Components shall be kept in the offset inventory reserve account for a maximum period of six months at which time such Excess Components will be deemed to be Obsolete Components.
vii.Within five (5) business days after receiving Insulet’s first Forecast or Order of the first month following the end of each calendar quarter (but no later than the fifteenth business day following the end of each of Supplier’s calendar quarters), Supplier shall advise Insulet in writing of any Obsolete Components and their Delivered Cost (the “Obsolete List”). The Obsolete List shall include all former Excess Components which have been deemed Obsolete Components. Notwithstanding the foregoing, Supplier’s failure to timely provide the Obsolete

List to Insulet shall not affect Insulet’s obligations for Obsolete Components hereunder but the Insulet response period shall not commence until after receipt of the Supplier Obsolete List.
d.To the extent that any of the amount in the Insulet’s Offset Inventory Reserve Account relates to any Obsolete Component (e.g., the Obsolete Component was formerly included in the Excess List, and Insulet included that Component in its funding of the Offset Inventory Reserve Account), Supplier shall debit the Offset Inventory Reserve Account in the amount of the Delivered Cost of such Component. In the event the Insulet’s Offset Inventory Reserve Account does not include funding for any Obsolete Component (e.g., the Component was recently rendered obsolete as a result of a design change), Supplier shall invoice Insulet for the Delivered Cost of the Obsolete Component, Insulet shall pay Supplier’s invoice within [***] business days after the date of invoice. Supplier will ship or dispose of the Obsolete Component in accordance with the Insulet’s instructions. For the avoidance of doubt it is understood and agreed that the Offset Inventory Reserve Account is to be solely for the purposes expressly contemplated under this Excess and Obsolete Inventory section and for no other offset purposes (including, but not limited to, invoice disputes).
e.Insulet Component Liability. Insulet acknowledges that it shall be financially liable for all Components ordered in accordance with this Section. Specifically, Insulet’s “Component Liability” shall be defined as Supplier’s Delivered Cost of all Components ordered in support of any Order or Forecast, including any excess Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor less the actual cost (per the bill of materials) of those Components which are returnable to Vendor (less any cancellation or restocking charges). At Insulet’s request, Supplier shall use commercially reasonable efforts to minimize Insulet’s Component Liability by attempting to return Components to the Vendor (with Insulet being liable for any re-stocking charges assessed), use such Components for the manufacture of other Sanmina customer Products within the same Sanmina facility or sell such Components, with Insulet being liable for any difference between the monies recovered by Sanmina and the Delivered Costs of such Components; provided, however, that Supplier shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than $[***].
9.Fill Rate. The dates for Scheduled Deliveries are the dates by which the material must meet Insulet’s Fill Rate requirement. Scheduled Deliveries, in the exact quantities scheduled, between the due date and up to five (5) Insulet manufacturing days early will be considered on-time. For purposes of this Agreement, “Fill Rate” shall mean the Product being received by the appropriate carrier on the date specified by Insulet.
Insulet reserves the right to refuse delivery of excess quantities or of Products that exceed or do not meet Fill Rate requirements. Supplier is responsible for the excess cost of premium freight over regular freight when shipping Products to meet Scheduled Deliveries to the extent that the delay in shipment was caused by Supplier. For the avoidance of doubt Supplier shall not be responsible for delays caused solely by Insulet, third parties that are not within Supplier’s reasonable control or a Force Majeure Event.

With each delivery, Supplier will provide a packing list showing, for each Product shipped: the Insulet part number and revision level, the number of pieces shipped, the Scheduled Delivery date and quantity and the Purchase Order number(s). The same information will be provided on invoices and in both machine readable and human readable format as agreed by the Parties.
10.Quality; Acceptance; Test Data; Failure Analysis. Acceptance criteria for Products is one hundred percent (100%) conformance to the Specifications and to the requirements set forth in the Quality Agreement attached hereto as Exhibit D and incorporated herein by reference (the “Quality Agreement”). Products may be returned within a reasonable time frame if non-conformance to the Specifications is discovered by Insulet at incoming inspection, source inspection, and/or on Insulet's shop floor (e.g., during Insulet's final test of the Insulet products which contain the Products supplied by Supplier). An entire shipment may be rejected based on reasonable sampling by Insulet in light of the nature of the Product and nature of the non‑conformance (including, but not limited to, Insulet’s determination that Products delivered in prior shipments contained a latent defect or nonconformance which is likely to be present in future shipments). Payment for Products does not constitute acceptance if a non‑conformance is subsequently discovered as provided above. Within five (5) manufacturing days after Supplier receives notification of Product rejection by Insulet, Supplier shall issue a Returned Materials Authorization (“RMA”) number to Insulet to facilitate return or disposition of the products. Issuance of the RMA number is procedural only and is not an admission that the Products are nonconforming. RMA numbers shall not unreasonably withheld or delayed by Supplier.

Upon occurrence of a suspected Epidemic Failure Event (as hereinafter defined), Insulet shall promptly notify Supplier, and shall provide, if known and as may exist, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the failed Products. Insulet shall make available to Supplier, samples of the failed Products for testing and analysis. Upon receipt of Product from Insulet, Supplier shall promptly provide its preliminary findings regarding the cause of the failure. The Parties shall cooperate and work together to determine root cause. Thereafter, Supplier shall promptly provide the results of its root cause corrective analysis, and if it is determined to be an Epidemic Failure Event, its proposed plan for the identification of and the repair and/or replacement of the affected Products, and such other appropriate information. Supplier shall recommend a corrective action program which identifies the affected units for repair or replacement, and which minimizes disruption to Insulet and its end user customers. Insulet and Supplier shall consider, evaluate and determine the corrective action program. In the event the test equipment necessary to test and analyze the defective product is no longer in Supplier’s possession due to a planned phase-out of such equipment, Insulet and Supplier shall identify an alternative method (including without limitation timing and cost elements) by which to test and analyze the Epidemic Failure Event to both Parties’ satisfaction.

Upon occurrence of an Epidemic Failure Event, Supplier shall (a) at Insulet’s reasonable option, either (i) repair the affected Products (whether sold directly to Insulet, to an Insulet contractor or to an Insulet customer) following return of such Products in accordance with the RMA procedure; or (ii) if the repaired Product will not satisfactorily meet or exceed Insulet’s reasonable requirements replace the affected Products or provide, at Supplier’s option, a credit or payment to Insulet in an amount equal to the cost to Insulet for replacement Products; (b) [***] (c) reimburse freight, transportation, expedited shipping costs, customs, duties, insurance, storage, handling and other shipping costs incurred by Insulet solely in connection with the repair and/or replacement of the affected Products. Supplier agrees to execute and deliver, upon request from Insulet, Supplier's standard form of compliance certificate certifying Supplier's compliance with the requirements imposed by this Agreement and by applicable laws, regulations and industry standards and setting forth the country or countries of which the articles are a product. This compliance certificate must identify the shipment by shipment date, part number, revision number, quantity, and lot or serial numbers, as applicable. The compliance certificate must also set forth the country or countries of which the articles are a product.

For purposes of this Agreement, “Epidemic Failure Event” shall mean the occurrence of the same failure (i) attributable to the same root cause found in [***] percent ([***]%) or more of units of a particular Product, with a minimum of [***] ([***]) units, shipped by Supplier during a consecutive [***] ([***]) month period where such failure is verified by Supplier and by Insulet, or an independent third party determined by Insulet subject to Supplier’s reasonable consent, such consent not unreasonably withheld; (ii) occurring within [***] ([***]) months after the date of manufacture of the Products; and (iii) resulting from (w) the manufacturing process, (x) Supplier’s manufacturing process design, (y) defects in workmanship, including Supplier’s failure to identify defects in any components or materials that Supplier could have identified by following the Supplier’s documented processes (which have been provided to Insulet) or such other mutually agreed to processes for inspection or testing at incoming inspection of such components and materials, or following agreed upon testing procedures for Products during Supplier’s manufacturing process or at final testing, but excluding manufacturing defects that are Insulet’s Responsibility (as defined in Section 18), or (z) Supplier’s failure to manufacture the Product in accordance with the Specifications in effect at the time of production.

11.Performance Measurements; Quality Performance Scorecard. Exhibit E attached hereto and incorporated herein by reference contains an explanation of the Quality Performance scoring used for the purpose of monitoring the Supplier’s Quality.
12.Reserved.
13.Information for Regulatory Filings. Supplier agrees to provide Insulet with all information about the manufacture of the Products reasonably necessary to enable Insulet to take the steps needed to permit the marketing and sale of Insulet products into which the Products are incorporated (and to permit the marketing and sale of any other Products which are sold as accessories to any Insulet products) in all jurisdictions in the world in which Insulet chooses to market and sell the Products and such Insulet products. Such steps include making regulatory submissions and/or self-certifications, as applicable, and successfully obtaining such regulatory registrations, clearances and approvals as are needed to permit such marketing and sale. The relevant United States Food and Drug Administration (“FDA”) reviewer guidance documents or relevant requirements of other regulatory bodies shall be considered for the purposes of determining what information is necessary.
Where specific testing is required to comply with the laws governing such regulatory registrations, clearances, approvals and self-certifications, then Insulet shall be responsible for obtaining such testing except where Supplier specifically commits to undertake such testing. Supplier agrees to assist Insulet in developing test protocols for the Insulet products that incorporate the Products and in answering questions from FDA and other regulatory authorities concerning Insulet’s submissions, insofar as such questions relate to any of the Products. Insulet is solely responsible for determining the intended use of the Products and for the validation of the Products and their respective Drawings and Specifications for such intended use.
14.Disaster Recovery. Supplier shall provide Insulet with a copy of Supplier's Disaster Recovery Plan (the “Plan”) which states policies, procedures and arrangements which Supplier shall adhere to in order to forestall and mitigate some of the disruption and delay in delivery of Products that might otherwise result from Force Majeure Events impacting Supplier or its key vendors such as natural disasters, strikes, government actions, and materials and utility shortages. This Plan may include alternate manufacturing sites, alternate subcontractor sources for materials or manufacturing, etc. Supplier agrees to adhere to all provisions of such Plan during the Term of this Agreement and during any additional period as the Parties continue to do business together under Section 2above. Supplier understands that Supplier is a key vendor to Insulet and that disruption or delay in delivery of Products to Insulet can have serious impact on Insulet's ability to manufacture and deliver its own products to its customers.
15.Insulet Cancellation for Convenience. At any time, Insulet may (i) terminate this Agreement and all Scheduled Deliveries for convenience upon at least twelve (12) months’ prior written notice to Supplier or (ii) cancel any Scheduled Deliveries for Insulet’s convenience upon at least twelve (12) months’ prior written notice to Supplier (each a “Cancellation for Convenience” and together, “Cancellations for Convenience”), and this Section 15 shall govern Insulet’s financial obligation to Supplier for such Cancellations for Convenience. Cancellations for Convenience are only cancellations of Scheduled Deliveries by Insulet beyond the quantity of cancellations/reductions allowed under the change provisions of Section 6.c. above, including the Flexibility Table.
If Insulet informs Supplier of Insulet’s intent to make any Cancellations for Convenience, then, prior to Supplier cancelling the Scheduled Delivery, Supplier shall first inform Insulet of the charges that would be applied, in accordance with this Section 15, for such proposed cancellation. In the event that such charges are made in accordance with this Agreement, Supplier shall cancel such Scheduled Delivery and invoice Insulet immediately for such charge. Invoices shall be paid in accordance with the terms of this Agreement. Insulet will pay Supplier the following amounts for such Cancellation for Convenience quantities and in the event of termination of the Agreement for convenience, depending on the Zone of the cancelled quantity (per the Flexibility Table in Exhibit B):
a.For materials or components allocable to cancelled quantities of Products in Zones for which the Flexibility Table shows a commitment for materials or components, the following amounts as applicable: (i) the actual cost plus applicable MOH of materials and components obtained by Supplier for production of such cancelled quantities, but only for materials or components which Supplier cannot immediately and reasonably divert to other customers or uses, restock to the vendor, or sell at no loss, and provided that Insulet shall not be responsible for materials or components that Supplier has ordered in advance of need or in excess of need (including needs to cover the flexibility allowed under the Flexibility Table to make changes to the Scheduled Deliveries), based on the Delivery Schedule and the MPQs, VPQs, and lead times identified in the applicable Supply Chain Profiles; (ii) the restocking charges of Supplier's vendors for materials or components that are restocked to the vendor and cannot be diverted or sold as above (but not including restocking of items that were ordered in advance of need or in excess of need as described above); and (iii) order cancellation charges of Supplier's vendors for materials or components ordered which cannot be diverted as above (but not including cancellation charges for items that were ordered in advance of need or in excess of need as described above); and
b.Documented WIP allocable to cancelled quantities of Products in Zones for which the Flexibility Table shows a commitment for WIP which cannot be diverted as above, not to exceed the aggregate price of such canceled Product quantities; and
c.Insulet’s purchase price (per this Agreement) for finished goods that are allocable to cancelled quantities of Products in Zones for which the Scheduled Delivery Change Table shows a commitment for finished goods and for finished goods in any Buffer Inventory remaining in any Hub, not to exceed the agreed upon maximum quantity of Buffer Inventory.
If Insulet informs Supplier of Insulet’s intent to cancel any Scheduled Deliveries in Zones that show no commitment, per the Flexibility Table in Exhibit B, it is understood Insulet will incur no associated cancellation charges (other than as may be expressly set forth in Section 8). It is understood that certain Products being produced for Insulet are specific to Insulet and will not be useable for other customers, and that certain materials or components used to produce Products for Insulet may not be returnable to Supplier's vendors. Any materials, components, WIP or Products for which Insulet is liable hereunder shall be provided to Insulet as a deliverable and Insulet will provide direction to Supplier on the disposition of such items. Payment for such charges shall be as provided by the payment terms of the Agreement.
16.Termination of Agreement; Cancellation of Scheduled Deliveries for Cause.
a.By Insulet for Default. Any of the following events shall be considered a default by Supplier.
i.Supplier fails to meet any material obligation to supply Product pursuant to Section 3 above;
ii.Supplier's “Quality Score” (as determined in accordance with Exhibit E) falls below [***] percent ([***]%) for consecutive quarters or multiple quarters in a rolling calendar year, provided Insulet notifies Supplier in writing each time Supplier’s Quality Score falls below [***]%;
iii.Supplier is reasonably placed on “Limited” status and fails to abide with reasonable provisions set forth by Insulet in writing to be granted “Approved” status within one calendar year.
iv.Supplier fails to adhere to the Quality Agreement and such failure is not cured within thirty (30) days of written notice by Insulet;

v.Supplier has repeated failures to adhere to the Quality Agreement which in the aggregate are a material failure, even if one or more of such failures has previously been cured under Section 16.a.iv.) above; or
vi.Supplier breaches Section 21 below.
In the event of such default, Insulet reserves the right upon written notice to Supplier to terminate this Agreement and/or cancel any or all outstanding Scheduled Deliveries for all Products. Any such cancellation will be considered cancellation for cause and Insulet will not be required to pay Supplier any amounts with respect to such canceled deliveries except for: (1) any amounts that might otherwise be owed; (2) the actual cost of components and materials ordered or held by Supplier in accordance with this Agreement, other than any components or materials involved in the default; (3) conforming Products received by, or in transit to Insulet; and (4) conforming WIP. (See Exhibit E for explanation of “Quality Scoring”.)

b.By Supplier. Supplier may terminate this Agreement and/or any or all Scheduled Deliveries hereunder (A) for convenience, upon not less than [***] ([***]) months’ prior written notice to Insulet or (B) upon written notice to Insulet in the event that Insulet (or in the case of a Scheduled Delivery requested by an affiliate, such affiliate), fails to pay any amounts when due (other than amounts which are disputed in good faith), and such failure is not cured within ten (10) calendar days (excluding, however, holidays on which the New York Stock Exchange is closed) after Supplier has notified Insulet in writing that such amounts are overdue and not paid and that Supplier intends to terminate this Agreement or certain Scheduled Deliveries if such amounts are not paid within the ten (10) calendar days (excluding, however, holidays on which the New York Stock Exchange is closed). In the event that Supplier terminates this Agreement and/or any or all outstanding Scheduled Deliveries under this Section 16.b., then (i) Insulet shall have the right to issue an Order for the last time purchase of up to [***] ([***]) months of Products (based on historical purchase volume), with delivery by Supplier to occur within a period of [***] ([***]) months from the date of receipt of the last time purchase Order; subject to capacity and Component availability and (ii) Insulet shall have the same financial responsibility to Supplier with respect to materials, components, WIP and finished goods as Insulet would have in the case of a Cancellation for Convenience by Insulet and that Insulet would have in the case of Insulet discontinuing the purchase of Products.
c.By Either Party. In the event that either Party:
i.becomes insolvent, has a receiver appointed, files voluntarily under the bankruptcy laws, is filed against involuntarily under the bankruptcy laws and such filing is not dismissed within sixty (60) days, or is prohibited by regulatory authorities, law or court action from performing its material obligations hereunder;
ii.commits a material breach of this Agreement which is not capable of being cured, or
iii.fails to cure any material breach under this Agreement (other than a breach covered by Sections 16.a. or 16.b. above) within thirty (30) days after written notice from the other Party that such breach exists and that such other Party will terminate this Agreement if such breach is not cured, then the other Party may terminate this Agreement effective upon written notice to the Party to whom one of the above events or circumstances applies.

17.Warranty. Supplier warrants that, as of the date of manufacture, and for [***] ([***]) months thereafter (the “Warranty Period”), Products will (a) conform to the Specifications and the requirements in the Quality Agreement and (b) be free from defects in workmanship and materials, except with respect to materials, components or services provided by third parties which are specified by Insulet in the Specifications (including the bill of materials) or which are requested as alternative sources of materials, components or services by Supplier and approved in writing by Purchaser for which Supplier makes no warranty other than such materials, components and services provided by third parties have passed the Supplier’s documented inspection and/or testing requirements (which have been provided to Insulet) or such other mutually agreed to requirements at incoming inspection of such materials, components and services provided by third parties. Supplier agrees to pass along any and all warranties from services, and component and material vendors with respect to any components, materials or services included in the Products. To the extent that Supplier breaches any of the warranties contained herein, Supplier shall at Insulet’s reasonable option (i) either repair the non-conforming Products; or (ii) if the repaired Product will not satisfactorily meet or exceed Insulet’s reasonable requirements, replace the affected Products with Product units manufactured by Supplier under this Agreement or provide, at Supplier’s option, a credit to Insulet in an amount equal to the Product price for the Products. Supplier shall pay or reimburse Insulet for shipping charges to return Non-conforming Products and shipping charges on replacement Products. Supplier shall ship repaired/replacement Products for Non-conforming Products by expedited shipping at Supplier’s expense. In the event no defect is found, Insulet shall bear the cost of shipping and expedites, if applicable and pay a “no defect found fee” the (“NDF Fee”) to Supplier in the amount [***] for each conforming Product incorrectly designated by Insulet as a Non-conforming Product; provided, however, (i) if Insulet returns Product it determines to be part of an Epidemic Failure in accordance with Section 10 of this Agreement, then the Parties shall cooperate in determining the root cause of the non-conformance (as more particularly set forth in Section 10 of this Agreement) and the NDF Fee shall only be applicable to those Products specifically and incorrectly identified by Insulet as Non-conforming Product and (ii) if Insulet returns Product it determines to be Non-conforming Product but not part of an Epidemic Failure, the Parties shall work in good faith to determine the root cause of such failure and the NDF Fee shall only be applicable to those Products specifically and incorrectly identified by Insulet as Non-conforming Product. Insulet shall not be required to test every unit of Product in a shipment in the event it finds that, based upon reasonable testing, there is a non-conformance in the shipment and shall have the right to return an entire shipment but only designate certain Products within such shipment as non-conforming. For purposes of this Agreement: “Non-conforming Products” are Products that fail to conform to the Specifications or to the requirements of the Quality Agreement.
For exemplary purposes only, and without limiting the above terms and conditions of this Section 17, if Insulet receives from Sanmina 10,000 units of Product and identifies 1,000 units of Product as Non-conforming Product, Insulet may specifically designate such 1,000 units of Product as non-conforming and, in accordance with Section 10, return the entire shipment. The Parties will determine the root cause of the non-conformance and, if such non-conformance is determined not to be caused by Supplier, then Insulet shall pay to Sanmina the NDF Fee only for such 1,000 units.
Within five (5) business days after Supplier receives notification of a proposed warranty return by Insulet, Supplier shall issue a RMA number to Insulet to facilitate return of the Products (issuance of the RMA number is procedural only and is not an admission that the Product has a covered defect or non‑conformity). RMA numbers shall not be unreasonably withheld or delayed by Supplier. Insulet shall ensure all Products returned to Supplier for repair or other services are decontaminated and free of bio-hazardous material prior to shipment to Supplier, and that all mutually agreed documentation and/or certification of such decontamination accompanies the Products returned. Supplier agrees to provide a root cause analysis and corrective action for all warranty claims.
Supplier further represents and warrants that (x) Supplier has the know-how and expertise to provide Insulet, and/or any of Insulet’s affiliates, with the services necessary and required to deliver the Products supplied pursuant to this Agreement, and (y) Supplier will perform the services required hereunder in a professional and efficient manner, using due care, skill, diligence and at a level equivalent to industry best standards and practices.
EXCEPT AS PROVIDED IN THIS SECTION 17, SUPPLIER MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS OR ITS SERVICES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NONINFRINGEMENT, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE. SUPPLIER MAKES NO WARRANTY WITH RESPECT TO SOFTWARE THAT IS PROVIDED BY INSULET OR SOFTWARE THAT IS SELECTED BY INSULET AND SUPPLIED BY A THIRD PARTY (EXCEPT THAT THE SOFTWARE IS WHAT INSULET SELECTED); ALL SUCH SOFTWARE IS OTHERWISE PROVIDED “AS IS”.

18.Product Performance; Quality Upgrades and Corrections.
a.General. The Parties will identify aspects of the Products that can benefit from improvement including manufacturing changes and hardware and/or software changes. There may be aspects of the Products that will require correction. This Section 18 specifies the Parties' responsibilities and the actions to be taken in respect to such improvements and corrections.
b.Improvements and Corrections.
i.Safety Hazard/Regulatory Violation/Epidemic Failure Event. If any aspect of the manufacture of a Product constitutes a safety hazard or regulatory violation or is the root cause of an Epidemic Failure Event, where such issue is verified by Supplier and by Insulet, or by an independent third party determined by Insulet subject to Supplier’s consent, such consent not unreasonably withheld, and where such issue occurs within [***] ([***]) months of the date of manufacture of the Products at issue, then, at Insulet's request, Supplier will take immediate steps to correct the problem for future production of the Product and for all existing units of the Product (in either Party's inventory/WIP, in transit, and in the field) that contain the same manufacturing process design or manufacturing aspect. For units in the field, Insulet shall be the primary point of contact for its customers. If the problem is due to “Supplier’s Responsibility” (as defined below), then Supplier shall be required to take all the steps set forth in Section 19.a. below, at Supplier’s expense. If the problem is due to “Insulet’s Responsibility” (as defined below), then Supplier shall take all the steps set forth in Section 19.a. below to the extent the Affected Products (as defined below) are within Supplier’s control, and Insulet shall reimburse Supplier’s costs of taking these steps. For purposes of this Section 18.b.i.:
“Supplier’s Responsibility” shall consist of any of the following: (A) a manufacturing defect in the Product, including Supplier’s failure to identify defects in any components or materials that Supplier could have identified by following Supplier’s documented processes for inspection at incoming inspection, or following agreed upon testing procedures for Products during Supplier’s manufacturing process or at final testing, but excluding a manufacturing defect that is Insulet’s Responsibility; (B) Supplier’s failure to comply with the Specifications or the Quality Agreement; or (C) a design defect in any aspect of the manufacturing process for the Product that was designed by Supplier; and
“Insulet’s Responsibility” shall consist of any of the following: (V) a design defect in any aspect of the Product other than manufacturing process design defects that are Supplier’s Responsibility as set forth above; (W) a manufacturing defect in any components or subassemblies manufactured or supplied by Insulet; (X) misinformation from Insulet; or (Y) Insulet’s negligent or knowing release of any Non-conforming Products, where such Products have caused a safety hazard, regulatory violation or Epidemic Failure Event.
If the Parties are jointly responsible for the problem, then the costs of the steps described in Section 19.a.i. through 19.a.iii. below shall be equitably apportioned between Supplier and Insulet based on the Parties’ comparative fault.
ii.Minor Impact. If any aspect of the manufacture, or any aspect of manufacturing process design for which Supplier is responsible, is such that a Product does not conform to the Specification but such non-conformance does not significantly reduce the value of the Product or products used with it to the end-user and does not constitute a safety hazard or regulatory violation, then Supplier shall take reasonable steps to identify changes to the manufacture that can be implemented in future production, including future releases of the Product, and will then carry out such steps.
19.Indemnification; Limitations of Liability.
a.In the event that Supplier supplies any Non‑conforming Products to Insulet (including those in transit), and those Products (the “Affected Products”) have been resold by Insulet or incorporated into finished Insulet products or WIP, then the following shall apply (in accordance with the allocation of responsibility set forth in Section 18 above) and only to the extent the Affected Products are within [***] ([***]) months from their respective dates of delivery for said Affected Products: (i) Supplier shall repair or replace all of such Products with conforming Products or take other appropriate steps, including rework, to assure that all Affected Products are or become conforming Products, (ii) Supplier shall reimburse Insulet for the reasonable and documented actual cost of scrapping or reworking any Insulet finished products or WIP that is directly attributable to the Affected Products, and (iii) Supplier shall reimburse Insulet for its direct, reasonable, and documented out-of-pocket costs of conducting any recall, product hold, excessive complaint volumes or field corrective action that Insulet implements for Affected Products or Insulet finished products that contain the Affected Products.
b.Supplier shall defend, indemnify and hold Insulet and its subsidiaries, affiliates, officers, directors, employees or agents harmless against claims, liabilities, losses, costs and expenses (including reasonable attorneys' fees) with respect to a claim by a third party arising from death or bodily injury caused by Non-conforming Product or the negligent or intentional acts or omissions of Supplier or its officers, employees, subcontractors or agents, subject to the limitations set forth in Section 21.e.; provided however, that Supplier shall have no obligation to indemnify Insulet to the extent the claim against Insulet is a claim for which Insulet must indemnify Supplier under Section 19.c. below.
c.Insulet shall defend, indemnify and hold Supplier and its subsidiaries, affiliates, officers, directors, employees or agents harmless against claims, liabilities, losses, costs and expenses (including reasonable attorneys' fees) with respect to a claim by a third party arising from death or bodily injury caused by a Product or the negligent or willful acts or omissions, of Insulet or its officers, employees, subcontractors, subject to the limitations set forth in Section 21.e.; provided however, that Insulet shall have no obligation to indemnify Supplier to the extent the claim against Supplier is a claim for which Supplier must indemnify Insulet under Section 19.b. above.
d.In no event shall Supplier be liable for (i) Product design deficiencies (other than design deficiencies in Supplier’s manufacturing process), (ii) malfunctions, defects, or failures resulting from misuse; abuse; accident; neglect; improper installation, operation or maintenance; theft; vandalism; acts of God; power failures or surges; casualty; or alteration, modification, or repairs by any party other than Supplier, (iii) defects in third party materials or components incorporated into the Products or services performed by third parties, unless the presence of the defective component or material in the Product, or defect in services performed by third, delivered to Insulet is due to Supplier’s failure perform tests or inspections required by the Specifications.
e.WITH THE EXCEPTION OF (A) INDEMNITY OBLIGATIONS UNDER SECTIONS 19.b. AND 19.c. AND SECTIONS 21.c. AND 21.d., (B) BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 21, OR (C) EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY OR THEIR RESPECIVE AFFILIATES BE LIABLE FOR ANY INCIDENTAL DAMAGES, EXEMPLARY DAMAGES, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, OR LOSS OF BUSINESS, RECORDS, DATA, USE, REVENUE, OR ANTICIPATED SAVINGS, OR OTHER ECONOMIC LOSS, WHETHER OR NOT THE PARTY WAS INFORMED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY. For the purpose of this Section, both lost profits and damages resulting from value added to the Product by insulet shall be considered consequential damages (NOT INCLUDING, HOWEVER ANY COST OF GOODS SOLD WHICH CONSTITUTES VALUE ADDED TO A PRODUCT, WHICH COST OF GOODS SOLD SHALL BE CONSIDERED A DIRECT DAMAGE.
f.WITH THE EXCEPTION OF (A) INDEMNITY OBLIGATIONS UNDER SECTIONS 19.b. AND 19.c. AND SECTIONS 21.c. AND 21.d., (B) BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 21, OR (C) EITHER
PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL SUPPLIER’S LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SUPPLIER FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SUPPLIER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY INSULET. IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE GREATER OF [***] OF THE TRAILING 12 MONTHS OF REVENUE FOR PRODUCT PAID FOR UNDER THIS AGREEMENT (THE “CAP”). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 19.f., THE CAP SHALL NOT APPLY TO LIMIT INSULET’S OBLIGATIONS FOR PAYMENTS IN ACCORDANCE WITH SECTIONS 6.e., 15 or 16 OR SUPPLIER’S REPAIR, REPLACE OR CREDIT REMEDIES SET FORTH UNDER SECTIONS 10, 17 18 AND 19. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.

20.Insurance.
a.Throughout the Term of this Agreement (subject to Section 20.c.), Supplier shall carry (a) Commercial General Liability Insurance in a minimum amount of US$[***] Combined Single Limit, Bodily Injury and Property Damage and (ii) Product Recall insurance covering the actual costs sustained in recalling defective product but no event less than US$[***] per recall, in each: (x) case naming Insulet as an additional insured, and (y) including a waiver of subrogation endorsement and primary non-contributing endorsement, each in favor of Insulet.

b.Throughout the Term of this Agreement (subject to Section 20.c.), Supplier shall carry all Workers’ Compensation insurance as is required by law, which coverage shall include a waiver of subrogation endorsement in favor of Insulet.
c.In the event that any insurance Supplier is required to carry under this Agreement is on a claims made basis, Supplier agrees to provide evidence of insurance for a period of five (5) years after the expiration or earlier termination of the Agreement.
d.Upon the request of Insulet from time to time during the Term of this Agreement, Supplier shall provide Insulet with a certificate evidencing all coverages required hereunder. All insurers shall have financial ratings acceptable to Insulet. Supplier shall provide written notice to Insulet thirty (30) days in advance of any termination or cancellation of insurance required hereunder, unless Supplier obtains substantially similar coverage under a new policy that meets the requirements of this Section 20.
21.Proprietary Information; Intellectual Property.
a.Proprietary Information.
i.Any information which a Party shall obtain regarding the other Party in connection with this Agreement (“Proprietary Information”) shall be maintained in confidence by the receiving Party and shall not be used by the receiving Party or disclosed to a third party except with the disclosing Party's prior written consent. The receiving Party shall only disclose the other Party’s Proprietary Information to those of its employees who need to know such Proprietary Information in order for the receiving Party to fulfill its obligations hereunder. The confidentiality obligations in this section shall not apply to Proprietary Information which (a) becomes public other than through the receiving Party, (b) is already known to the receiving Party as evidenced by its written records, (c) becomes known by the receiving Party in the future from another source which is under no obligation of confidentiality to the disclosing Party, or (d) is subsequently developed by the receiving Party in a manner which it can establish was independent of the disclosure hereunder. The obligations of Supplier and Insulet pursuant to the provisions of this section shall survive termination of this Agreement for a period of five (5) years.
ii.In the event that the recipient of Proprietary Information is requested or becomes legally compelled to disclose any of the Proprietary Information (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or otherwise), such recipient Party will provide the disclosing Party with prompt notice, to the extent practicable, so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section related to confidentiality. In the event that such protective order or other remedy is not obtained, the disclosing Party agrees that such disclosure may be made without liability hereunder; provided that the recipient Party (a) furnishes only that portion of the Proprietary Information which the recipient Party is, in the opinion of its counsel, legally required to disclose, and (b) uses its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Proprietary Information.
iii.Neither Party hereto shall make, or permit any of their respective directors, officers, employees, agents, advisors, affiliates or representatives to make any press release, public announcement or other public disclosure with respect to the existence of this Agreement or the terms hereof without the prior consent of the other Party hereto.
b.Intellectual Property. Each Party’s intellectual property including without limitation any patents, trade secrets, processes, know-how, copyrights, trade dress, trademarks and/or trade names shall remain their exclusive property and except as provided in Section 21.g.

below, nothing herein shall be construed as transferring any right, title or interest of any kind or nature whatsoever thereto to the other Party hereto. Furthermore, Supplier hereby agrees that the Specifications are owned exclusively by Insulet and nothing herein shall be construed as transferring any right, title or interest of any kind or nature whatsoever thereto to Supplier. Except as specifically provided herein, neither Party shall use in any way, the intellectual property of the other Party, and will not do any act which would in any way infringe upon or be in derogation of the validity of such other Party’s intellectual property and will notify the other Party of any conflicting claims that challenge any intellectual property of such Party that it is aware of.
c.Infringement Indemnification by Supplier. Supplier will indemnify and defend, at its expense, any third party suit or proceeding against Insulet, and any of its subsidiaries, affiliates, officers, directors, employees or agents, in a court of competent jurisdiction for infringement of patents, copyrights, trade secret rights or other intellectual property rights by Products purchased hereunder (an “Infringement Action against Insulet”) but only to the extent that such Infringement Action against Insulet is based on one or more of the following: Supplier’s manufacturing processes; Supplier’s off the shelf components which Supplier owns, controls and manufactures; use of any third party components that were selected by Supplier outside the scope of the Specifications and without Insulet’s prior written consent; or any change that Supplier makes to the Product design that causes the Product not to conform to the Specifications (unless such change was authorized by Insulet in writing). Supplier shall pay all damages and costs finally awarded against Insulet because of infringement covered by this indemnification by Supplier.
d.Infringement Indemnification by Insulet. Insulet will indemnify and defend, at its expense, any third party suit or proceeding against Supplier, any of its subsidiaries, affiliates, officers, directors, employees or agents, in a court of competent jurisdiction for infringement of patents, copyrights, trade secret rights or other intellectual property rights by Products purchased hereunder (an “Infringement Action against Supplier”) except to the extent that such Infringement Action against Supplier is based on one or more of the circumstances listed in Section 21.c. above. Insulet shall pay all damages and costs finally awarded against Supplier because of infringement covered by this indemnification by Insulet.
e.Limitations. Each Party’s duties under Sections 19.a. and 19.b. and 21.c. and 21.d. above are conditioned on the Party claiming indemnification giving the indemnifying Party prompt written notice of commencement of any suit or proceeding or any written claim of infringement and furnishing to such indemnifying Party a copy of each communication relating to the alleged infringement and giving to such indemnifying Party all authority (including the right to exclusive control of defense of any such suit or proceeding), information and assistance (at such indemnifying Party’s expense) necessary to defend or settle such suit or proceeding. An indemnifying Party shall not be bound by any settlement made without such indemnifying Party’s prior written consent.
f.Software/firmware. Insulet retains all right, title and interest in and to any software and/or firmware contained in the memory devices to be included in Products purchased hereunder, which Supplier will be purchasing, preprogrammed, from Insulet’s approved supplier. Insulet grants Supplier a perpetual, non-exclusive, world-wide, royalty-free license to use such software/firmware in the Products produced for Insulet.
g.License. Upon termination of this Agreement by Insulet for cause, Supplier hereby grants to Insulet a non-exclusive, worldwide, perpetual, royalty free license (including the right to sublicense the same) to any Supplier intellectual property to the extent incorporated into or used to manufacture the Products produced by Supplier under this Agreement to allow Insulet to modify, manufacture, package, and store the Products pursuant to the Specifications, including, but not limited to, bills of material (including a detailed listing of vendors with current and complete contact information), formulas, test procedures, test specifications, design specifications, schematics, assembly drawings, artwork, manufacturing instructions, and any other related information, which information is now in Supplier’s possession or which during the term of this Agreement comes into Supplier’s possession as may be necessary for Insulet to make, have made, use, sell, offer to sell, import, and/or otherwise dispose of the Product (the “License”).
22.Short Supply/End of Life Components, Material, Software and Firmware.
a.Should any material or component be in short supply so that Supplier's needs exceed market availability, then Supplier agrees that, with respect to material purchased or ordered specifically for manufacture of the Products, Supplier will not utilize such material for other than the manufacture of Products for Insulet. In addition, any such component or material that has been paid for by Insulet or has been acquired at the specific request of Insulet shall be used only to manufacture Products for Insulet.
b.Should any material, component software or firmware be discontinued or set for end of life by the applicable vendor, Supplier hereby agrees to use commercially reasonable efforts to provide Insulet with notice of such event upon receipt of notice form the applicable vendor. Supplier agrees to use commercially reasonable efforts to purchase, at Insulet’s expense and with Insulet’s prior written consent, sufficient quantities of the foregoing in order to supply Insulet Products during the applicable vendor notice period. In addition, Supplier agrees to work with Insulet in order to find a replacement which meets the form, fit and function set out in the Specifications of such end of life component, material, software or firmware. (Such replacements of end of life materials, components, software and firmware are subject to the applicable change order procedures of the Quality Agreement.) In the case of software and firmware, any replacement pursuant to this Section shall be backward compatible.
23.Accurate Documentation. Supplier understands that in order to have efficient administration of incoming shipments and the manufacturing process, it is essential that Supplier provide complete and accurate documentation and labeling in accordance with Insulet’s instructions. Failure to provide complete and accurate documentation and labeling shall be considered a failure to comply with the Quality Agreement and also subject to the provisions of Section 18 above. Such errors include by example and not by limitation:
a.Missing, incomplete or improperly completed packing lists;
b.Incorrect or mismatched lot numbers on any of the labeling or documentation;
c.Missing, incomplete or improperly completed certificates of compliance;
d.Packaging errors that do not result in damage to Products. If damage does occur, that will be dealt with as a Non-conforming Product under this Agreement;
e.Mislabeling; and/or
f.Incomplete or improperly completed response to a corrective action request, or failure to give appropriate response by the deadline stated in the request. (Note that the response can be either a corrective action recommendation or a request for additional time, with an explanation of the need for additional time).
24.Force Majeure. The obligations of the Parties shall be subject to, and waived during the continuance of, any cause constituting “Force Majeure Event” which herein shall be defined as any cause beyond the reasonable control of a Party which prevents or hinders the performance of such Party and shall include, without limitation, acts of God, acts of terrorism (whether actual or threatened), governmental intervention and labor strikes. Financial or commercial difficulties shall not be considered a Force Majeure Event. If any Force Majeure Event may delay shipment of Products by Supplier, Supplier shall promptly inform Insulet of the expected delay.
25.Compliance with Laws.
a.Applicable Laws. Supplier hereby represents and warrants that it will comply at all times with all applicable laws, statutes and regulations governing the manufacture and sale of the Products and the performance of its obligations hereunder.

b.Fair Trade Practices. Supplier hereby represents, warrants and covenants that it currently does and it will continue to comply with all applicable international conventions relating to fair trade practices to which the United States and/or the country where the Products are produced are signatories, such as prohibitions against bribery, participation in secondary and tertiary boycotts, and comparable conventions, as implemented in national law and regulation. Supplier further represents and warrants that the Products to be delivered under this Agreement may be subject to the export control laws and regulations of the United States or other countries and as such Supplier agrees to comply with all such laws and regulations as shall apply.
c.RoHS, WEEE and REACH.
i.Except as expressly stated otherwise in this Section, Supplier shall comply with all applicable laws, rules, regulations and ordinances (“Laws”) including but not limited to Environmental Laws, in the performance of this Agreement. “Environmental Laws” means and includes, without limitation, any applicable foreign, federal, state, or local law, rule, statute, regulation, ordinance, code or other provision promulgated or issued, that relates to or regulates the presence, use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of any Hazardous Substance or any materials containing Hazardous Substances, or pertains to health, safety, industrial hygiene or the environment. As used herein, the term “Hazardous Substances” means and includes any substance, material, pollutant, contaminant, or waste in amounts or concentrations which are regulated, listed, or defined as hazardous or toxic under any Environmental Law.
ii.Supplier’s obligations with respect Regulation (EC) No 1907/2006 (“REACH”) shall be as a “Downstream User” of chemicals, and activities covered under REACH shall be limited to Supplier’s manufacturing processes. A “Downstream User” under REACH is partially defined as a user of those Hazardous Substances that it uses in the manufacture of, or are contained in, the Products, but are not intended to be released. For the components where Supplier owns the sourcing, and for products utilized in the manufacturing process, Supplier will obtain SVHC compliance documentation.

For components and substances where Sanmina does not own the sourcing, Supplier will notify Insulet should Supplier learn that components or substances contain SVHC and Insulet shall be responsible for determining whether the rolled up concentrations of such substances will trigger notification requirements.
iii.Responsibility for compliance of the Products with the European Community directive 2012/19/EU known as the Waste Electrical and Electronic Equipment Directive (“WEEE Directive”) shall rest solely with Insulet.
iv.Supplier responsibility for compliance with the European Community directive 2002/95/EC known as the Restriction of Hazardous Substances Directive (“RoHS”) shall be to: (1) ensure, at Supplier’s cost, that the Supplier manufacturing processes used by Supplier in the production of the Product shall be RoHS compliant; and (2) reviewing Insulet’s AVL and BOM for RoHS compliance, requesting certificates of RoHS compliance from the manufacturers or suppliers of the Components and maintaining a file of such certificates for Insulet inspection and review, with such Supplier services under this Section 25.c.iv.(2) being provided at Insulet’s expense in accordance with Supplier’s quotation for the performance of such services. For the avoidance of doubt Supplier does not independently warrant RoHS compliance of third party manufactured Components.

26.Assignment. Neither this Agreement nor any Purchase Order or rights hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be void; provided, however, that either Party may assign this Agreement to any successor entity or to a subsidiary or affiliate or to a purchaser of the business unit to which this Agreement relates provided that any such assignment shall be subject to reasonable credit conditions in light of the creditworthiness of the assignee and, with respect to assignment by Supplier, such right to assign shall be subject to the assignee satisfying reasonable vendor qualification standards, including quality audit. Also, if any of the business units of Insulet that are purchasing hereunder are sold or otherwise divested from Insulet, then the new owner of such business unit may, subject to reasonable credit requirements, for up to eighteen months (but not beyond the scheduled expiration without renewal of this Agreement), continue purchasing from Supplier, solely for the benefit of such business unit(s) and under the same terms and conditions that would apply under this Agreement, such Products as such business unit(s) was (were) previously purchasing under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding the foregoing, either Party may assign its right to payment to a third party without the need for consent from the other Party so long as such assignment does not constitute a breach of applicable laws or orders of a governmental body having appropriate jurisdiction.
27.Severability. Should any provision of this Agreement be finally determined to contravene any applicable law or governmental regulation, thereupon such provision shall be automatically terminated and performance thereof by both Parties waived, or should such provision be reasonably considered by either Party to be an essential element of this Agreement, the Parties hereto shall negotiate a new provision. If the Parties are unable to agree in writing upon the terms of such new provision within ninety (90) days of the contravening provision's termination, then the entire Agreement will terminate automatically thereupon.
28.Notices. Any notice given hereunder shall be deemed given at the times set forth in this Section 28 if sent, all charges prepaid, to the Parties at the addresses set forth at the beginning of this Agreement and to the attention of the persons indicated below (or the persons who succeed to those persons' functions). A Party may change the address to which notices must be sent, or the person to whose attention they should be directed, by giving notice hereunder to the other Party. The times at which notices will be deemed given are: three (3) business days after being sent by certified or registered mail, return receipt requested; two (2) business days after being sent by recognized courier; or immediately upon receipt by personal delivery. The designated persons to whom notices should be directed are:

Sanmina Corporation Attention: SVP 2700 North First Street San Jose, CA 95134 With a copy to: Sanmina Corporation Attention: Legal Department 2700 North First Street San Jose, CA 95134
Chuck Alpuche
EVP and Chief Operations Office
Insulet Corporation
600 Technology Park Drive, Suite 200
Billerica, MA 01821

With a copy to:

General Counsel
Insulet Corporation
600 Technology Park Drive, Suite 200
Billerica, MA 01821

29.Choice of Law; Attorney’s Fees. This Agreement and all orders hereunder shall for all purposes be governed exclusively by New York law (excluding its conflicts of law rules). The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement. The prevailing Party shall be entitled to recover any and all costs and expenses incurred with respect to litigation between the Parties arising out of this Agreement, including without limitation, reasonable attorneys’ fees, disbursements and costs, and experts’ fees and costs”.
30.Miscellaneous. A Party's failure on any occasion to insist on strict performance of any term or condition hereof shall not constitute a waiver of compliance with such term or condition on any other occasion or a waiver of any default. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall be deemed the same instrument. All Products furnished by Supplier hereunder shall be free of all liens and encumbrances, and at Insulet's request, Supplier shall deliver to Insulet a release of all liens or other evidence thereof satisfactory to Insulet. This Agreement may only be modified or amended in writing signed by an authorized representative of each Party.
31.Exhibits. The following Exhibits are attached hereto and made a part of this Agreement:
Exhibit A --- Products & Prices
Exhibit B --- Flexibility Table
Exhibit C --- Supply Chain Profile Requirements
Exhibit D --- Quality Agreement
Exhibit E --- Performance Measurements

32.Intentionally deleted.
[Signatures appear on following page.]

The Parties agree to the terms and conditions of this Agreement and have caused this Agreement to be executed as of October __, 2018.

INSULET CORPORATION		SANMINA CORPORATION

By	/s/ Peter E. Griffin	By	/s/ Sushil Dhiman

	Peter E. Griffin		Sushil Dhiman
	(Print name)		(Print name)

	VP Global Procurement		EVP, North America IMP Operation
	(Print title)		(Print title)